EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 333-197311 and 333-191493 on Form S-3 and Nos. 333-184214 and 333-189684 on Form S-8 of our report dated May 13, 2016, relating to the combined financial statements of Summit Midstream Utica, LLC, Meadowlark Midstream Company, LLC, and Tioga Midstream, LLC, and the Carve-out Financial Statements of Summit Midstream Partners, LLC, as of and for the years ended December 31, 2015 and December 31, 2014 (which report expresses an unqualified opinion and includes an emphasis of matter paragraph related to the carve-out nature of the combined financial statements), appearing in this Amendment No. 1 to the Current Report on Form 8-K of Summit Midstream Partners, LP.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
May 13, 2016

EX 23.1-1